Exhibit 99.1
Media Contact: Chris Whelan
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Nov. 19, 2012

LG&E, KU and interested parties reach unanimous settlement in rate proceedings

(LOUISVILLE, Ky.) — Louisville Gas and Electric Company and Kentucky Utilities Company have reached a unanimous settlement agreement with all of the parties in the base rate cases before the Kentucky Public Service Commission. The recommended agreement, which is subject to KPSC approval, lowers the late-payment charge, extends the time period for paying customer bills, gives the company responsibility for natural gas service lines, and provides for additional charitable giving.

Under the agreement, LG&E’s base electric rates will increase $33.7 million, down from the original request of $62.1 million. LG&E’s base natural gas rates will increase $15 million, down from the original ask of $17.2 million. KU base electric rates will increase $51 million, down from the original ask of $82.4 million. LG&E and KU also agreed to lower their annual electric depreciation rates. The agreed upon return on equity is 10.25 percent for the base rates as well as the environmental cost recovery mechanism and the new “gas line tracker”.

For KU customers using 1,000 kWh per month, the increase is expected to be $4.82 per month, or about 5.8 percent.

For LG&E customers using 1,000 kWh per month, the increase is expected to be $4.31 per month, or about 4.8 percent. For LG&E natural gas customers using 60 Ccf per month the increase is expected to be $3.53 per month, or about 7.3 percent. Under the agreement, LG&E natural gas customers will now have a “gas line tracker” item on their bill that reflects the costs associated with the company’s gas main replacement program and gas service lines. Previously, customers were responsible for repairs to the service line from the street to the house. Those repairs will now be the responsibility of the utility. LG&E plans to reimburse customers who demonstrate that they replaced their service lines due to failure from Jan. 1, 2011, through the end of this year.

“We’re pleased with the settlement. There is a diverse group of interests represented in this case and they worked hard to develop an agreement that balanced the needs of everyone,” said Lonnie Bellar, vice president, State Regulations and Rates. “There is always give and take in a settlement process, but in the end we came together to create a viable solution.”

Other changes include reducing the late payment charge from 5 percent to 3 percent and extending the due date to 16 business days — at least 22 calendar days before a late payment charge is applied to the bill.

LG&E and KU each agreed to contribute an additional $187,500 of shareholder funds annually to low-income programs, bringing the total shareholder commitment to $1 million per year. The current Home Energy Assistance program also will increase from 16 to 25 cents per meter.

LG&E and KU also will propose a new two-year demand-side management program to help Kentucky school districts use energy wisely.

If approved the new rates and all elements of the settlement agreement with the utilities and interested parties would take effect Jan. 1, 2013. The parties to the case are: the Attorney General for the Commonwealth of Kentucky, Kentucky Industrial Utility Customers, Community Action Council, Association of Community Ministries, The Kroger Co., Kentucky School Boards Association, Lexington-Fayette Urban County Government, Hess Corporation, and Stand Energy Corporation.

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Louisville Gas and Electric Company and Kentucky Utilities Company, part of the PPL Corporation (NYSE: PPL) family of companies, are regulated utilities that serve a total of 1.2 million customers and have consistently ranked among the best companies for customer service in the United States. LG&E serves 321,000 natural gas and 397,000 electric customers in Louisville and 16 surrounding counties. Kentucky Utilities serves 546,000 customers in 77 Kentucky counties and five counties in Virginia. More information is available at www.lge-ku.com and www.pplweb.com.